Exhibit (l)(2)

July 29, 2015

American Real Estate Income Fund

405 Park Avenue, 14th Floor

New York, N.Y. 10022

RE: American Real Estate Income Fund, File Nos. 333-17616 and 811-22599

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 5 to the Registration Statement under the Securities Act of 1933 (Amendment No. 5 under the Investment Company Act of 1940 (the “1940 Act”)) of American Real Estate Income Fund. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 4 under the Securities Act of 1933 (Amendment No. 9 under the 1940 Act) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ PROSKAUER ROSE LLP
PROSKAUER ROSE LLP